Exhibit 5.1

Clifford L. Neuman, P.C.

Attorney at Law

6800 N. 79TH STREET, SUITE # 200

NIWOT, CO 80503

Telephone: (303) 449-2100

Facsimile: (303) 449-1045

E-mail: clneuman@neuman.com

September 6, 2017

Zynex, Inc.

9990 Park Meadow Drive

Lone Tree, Colorado 80124

Re: Registration Statement on Form S-8

Sir or Madam:

We have assisted Zynex, Inc. (the "Company") in connection with the preparation and filing of its Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, for the registration of (1) up to an aggregate of 5,000,000 shares of the common stock of the Company, par value $.001 per share (the "Shares"), subject to issuance by the Company upon exercise of options and other rights granted under the Company's 2017 Stock Incentive Plan (the "Plan"), and (2) up to an additional 1,081,000 Shares subject to issuance by the Company upon exercise of certain non-plan stock options granted to certain current and former employees and directors of the Company (collectively referred to as the "Options").

In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon the foregoing, it is our opinion that the Shares, when issued and sold pursuant to elections made by participating eligible employees and directors in a manner consistent with the terms of the Options and the Plan, and upon receipt of all applicable consideration for such Shares from the Option holders pursuant to their respective option agreements and/or the Plan, as applicable, will be legally issued, fully paid and nonassessable.

We are admitted to practice in the State of Colorado, and are not admitted to practice in the State of Nevada. However, for the limited purposes of our opinion set forth above, we are generally familiar with General Corporation Law of the State of Nevada (the "NRS") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the laws of the State of Colorado and, to the limited extent set forth above, the NRS, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

The undersigned hereby consents to the filing this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 and to the use of its name in the Registration Statement.

Sincerely,

CLIFFORD L. NEUMAN, PC

/s/ Clifford L. Neuman
By: Clifford L. Neuman